EXHIBIT 4.1

                               SPEC'S MUSIC, INC.
                            1993 INCENTIVE STOCK PLAN


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                               SPEC'S MUSIC, INC.

                            1993 INCENTIVE STOCK PLAN

         1. OBJECTIVES. The objectives of the Incentive Stock Plan (the "Plan") are to enable Spec's Music, Inc. (the "Company") to compete successfully in retaining and attracting key employees of outstanding ability, to stimulate the efforts of such employees toward the Company's objectives and to encourage the identification of their interest with those of the Company's shareholders. To create the appropriate incentive, the Plan provides for granting Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards and Performance Share Awards, or any combination of the foregoing.

         2. DEFINITIONS. For purposes of the Plan, the following terms shall have the meanings assigned to them, unless another g is clearly indicated by a particular usage and context:

                  (a) "Award" means, individually or collectively, any Option, Stock Appreciation Right, Restricted Stock Award or Performance Share Award.

                  (b) "Board" means the Board of Directors of the Company.

                  (c) "Committee" means the Committee of the Board, referred to in Section

                  (d) "Company" means Spec's Music, Inc.

                  (e) "Director" means a member of the Board.

                  (f) "Disinterested Person" means a member of the Board who is not, during the one year prior to his or her service as an administrator of this Plan, or during such service, granted or awarded equity securities pursuant to this Plan or any other plan of the Company or any of its affiliates, except that:

                           (i) participation in a formula plan meeting the
                  conditions in paragraph (c)(2)(ii) of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act") shall not a member of the Board from being a Disinterested Person

                           (ii) participation in an ongoing securities
                  acquisition plan meeting the conditions in paragraph (d)(2)(i) of Rule 16b-3 promulgated under the 1934 Act shall not disqualify a member of the Board from being a Disinterested Person; and

                           (iii) an election to receive an annual retainer fee
                  in either cash or an equivalent amount of securities, or partly in cash and partly in securities, shall not disqualify a member of the Board from being a Disinterested Person.

                  (g) "Effective Date of Grant" means the date on which the granting of an Award is authorized by the Committee, unless otherwise provided in the Award.


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                  (h) "Eligible Employee" means any individual (other than one who receives retirement benefits, stipends, consulting fees, honorariums, and the like, or who is a full time employee of any firm other than the Company or a Subsidiary) who:

                           (i) performs services for the Company or a
                  Subsidiary, including any individual who is standing an officer of the Company or a Subsidiary; and

                           (ii) is included on the regular payroll of the
                  Company or a Subsidiary.

                  (i) "Fair Market Value" means the closing sale price on a specified date of a Share on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the closing bid quotation with respect to a Share on a specified date on the National Association of Securities Dealers, Inc. Automated Quotations Systems or any system then in use, or if no such quotations are available, the fair market value on a specified date of a Share as determined by the Board in good faith.

                  (j) "Incentive Stock Option" shall have the meaning given that term under the appropriate sections of the Internal Revenue Code of 1986, as it may be amended from time to time, and any regulations or rulings promulgated thereunder.

                  (k) "Nonqualified Stock Option" means any Option granted under the Plan which is not an Incentive Stock Option.

                  (l) "Option" means an Award granted under Section 6 of the Plan and includes Nonqualified Stock Options and Incentive Stock Options.

                  (m) "Option Price" means the purchase price per Share subject to an Option which shall be fixed by the Committee, but shall not be less than 100% of its Fair Market Value on the Effective Date of Grant.

                  (n) "Performance Share" means an Award granted under Section 8 of the Plan.

                  (o) "Permanent and Total Disability" shall have the meaning given that term under the member appropriate sections of the Internal Revenue code of 1986, as it may be amended from time to time, and any regulations or rulings promulgated thereunder.

                  (p) "Restricted Stock Award" means an Award granted under
         Section 9 of the Plan.

                  (q) "Share" means one share of the Common Stock, par value $.01 per Share, of the Company.



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                  (r) "Stock Appreciation Right" or "SAR" means the right
         granted under Section 7 of the Plan, to receive a payment equal to the excess of the Fair Market Value per Share on the date of exercise over the Option Price per Share, multiplied by the number or Shares called for by the related Option, or portion thereof, as specified in Section 7 of the Plan.

                  (s) "Subsidiary" means any subsidiary of the Company which is considered an affiliate for purposes of and included in the filing of the Company's consolidated federal income tax return.

         3. ADMINISTRATION. The Plan shall be administered by a committee (the "Committee") of two or more Directors who are not Eligible Employees, which shall be designated by and serve at the pleasure of the Board. The Committee shall have all of the powers of the Board with respect to the Plan. A member of the Board may serve as a member of the Committee only if such person is a Disinterested Person. Each member of the Committee may be removed at any time, with or without cause, by resolution of the Board and any vacancy occurring in the membership of the Committee may be filled by appointed by the Board. Any and all decisions or determinations of the Committee shall be made either: (i) by a majority vote of the members of the Committee at a meeting, or (ii) without a meeting by the unanimous written approval of the members of the Committee.

         Except as specifically limited by the provisions of the Plan, the Committee in its sole discretion shall have the full and final authority to:

                  (a) Determine which Eligible Employees shall be granted
         Awards.

                  (b) Determine the time or times when Awards will be made.

                  (c) Determine the terms and conditions to which the payment of Awards may be subject.

                  (d) Prescribe the form or forms evidencing Awards.

                  (e) Establish Company-wide, store-wide or individual performance goals for purposes of the Plan.

                  (f) Interpret the provisions of the Plan and decide all questions of fact arising in its application.

                  (g) Prescribe such rules and procedures for Plan administration as from time to time it may deem advisable.

         Any action, decision, interpretation or determination by the committee with respect to the application or administration of this Plan shall be final and binding upon all persons, and need not be uniform with respect to its determination of recipients, amount, timing, form, terms or provisions of Awards.


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         No member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award granted hereunder, and, as provided in paragraph (e) of Section 12, all members shall be indemnified by the Company for any liability and expenses which may occur through any claim or cause of action.

         4. SHARES SUBJECT TO PLAN. The Shares that may be made subject to Awards granted under the Plan shall not exceed 500,000 Shares in the aggregate. Shares shall be made available to satisfy Awards either from Shares reacquired by the Company or from authorized but unissued Shares. To the extent that an Award lapses, is cancelled or the rights of its holder terminate, any Shares which were subject to such Award shall again be available for the grant of an Award.

         5. EFFECTIVE DATE AND TERM OF PLAN. The Plan is effective as of September 21, 1993, the date of its original adoption by the Board, subject to approval by the affirmative vote of the holders of a majority of the Shares present or represented and entitled to vote at the Annual Meeting of Shareholders of the Company, which is scheduled to be held on December 9, 1993.

         Awards may be granted from time to time under the terms and conditions of the Plan, but no Awards may be granted after expiration of 10 years from the date of adoption of the Plan by the Board. The Plan shall continue in effect until all matters relating to payment or termination of previously granted Awards and administration of the Plan have been settled.

         6. STOCK OPTIONS. Subject to the terms and conditions of the Plan, the Committee may grant Options on such terms and conditions as the Committee may determine. More than one Option may be granted to the same Eligible Employee.

                  (a) STOCK OPTION AGREEMENT. Each Option granted under the Plan shall be evidenced by a Stock Option Agreement, the form of which shall have been approved by the Committee. The Agreement shall be executed by the Company and the Eligible Employee and shall set forth the terms and conditions of the Option.

                  (b) INCENTIVE STOCK OPTIONS AND NONQUALIFIED STOCK OPTIONS. The Committee in its sole discretion may designate whether an Option is to be considered an Incentive Stock Option ("ISO") or a Nonqualified Stock Option. The Committee may grant both an ISO and a Nonqualified Stock Option to the same individual. However, where both an ISO and a Nonqualified Stock Option are awarded at one time, such Options shall be deemed to have been awarded in separate grants, shall be clearly identified, and in no event will the exercise of one such Option affect the right to exercise the other such Option.

                  (c) TERM OF OPTIONS. Each Option shall be for a term of ten years or less from the Effective Date of Grant. An Option shall become exercisable in such amounts, at such events or occurrences and upon such other terms and conditions as shall be determined by the Committee and provided in such Option. The Committee may in its sole discretion accelerate the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option or previously acquired by the


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         exercise of any Option. Unless otherwise expressly provided in the
         Option Agreement for the Option, such Option shall become fully vested and exercisable immediately:

                           (i) If there occurs any transaction (which shall
                  include a series of transactions occurring within sixty (60) days or occurring pursuant to a plan), that has the result that stockholders of the Company immediately before such transaction cease to own at least fifty-one percent (51%) of the voting stock of the Company or of any entity that results from the participation of the Company in a reorganization, recapitalization, consolidation, merger, share exchange, liquidation or any other form of corporate transaction;

                           (ii) If the stockholders of the Company shall approve
                  a plan of merger, consolidation, share exchange, reorganization, recapitalization, liquidation or dissolution in which the Company does not survive, unless (a) the approved merger, consolidation, share exchange, reorganization, recapitalization, liquidation or dissolution is subsequently abandoned, or (b) the entity surviving or resulting from such transaction is controlled by substantially the same persons as was the Company, assumes all obligations of the Company under the Option, and has a financial condition and operations substantially equivalent or superior to those of the Company immediately prior to the transaction; or

                           (iii) If the stockholders of the Company shall
                  approve a plan for the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company (unless such plan is subsequently abandoned).

                  (d) EXERCISE OF OPTIONS. Any person entitled to exercise an Option may do so in whole or in part by delivering to the Secretary of the Company at its principal executive office a written notice of exercise. The written notice shall specify the number of Shares for which an Option is being exercised and shall be accompanied by full payment of the Option Price for the Shares being purchased. To the extent that an SAR included in an Option is exercised, such Option shall be deemed to have been exercised, and shall not be deemed to have lapsed.

                  (e) PAYMENT OF OPTION PRICE. In the discretion of the Committee, payment of the purchase price may be made in cash, by the tender of Shares, or both. If payment by the tender of Shares is permitted, the Fair Market Value of each such Share shall be determined as of the day the Shares are tendered for payment or, if no sale has been made on such date, then on the last preceding day on which such sale shall have been made. Any excess of the value of the tendered Shares over the purchase price will be returned to the option holder as follows:

                           (i) Any whole Shares remaining in excess of the
                  purchase price will be returned to the holder of the Option in kind, and may be represented by one or more certificates as determined by the Company in its sole discretion.


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                           (ii) Any partial Shares remaining in excess of the
                  purchase price will be returned to the holder of the Option in cash.

                  (f) SPECIAL TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS. All ISOs granted under the Plan will be subject to the general provisions applicable to all Options granted under the Plan, as well as the following specific provisions:

                           (i) at the time the ISO is granted, if the Eligible
                  Employee beneficially owns stock representing more than 10% of the total combined voting power of all classes of stock of the total combined voting power of the Company or any parent or subsidiary of the Company, then:

                                    A. The Option Price must equal at least
                           110% of the Fair Market Value on the Effective Date of Grant of the Shares subject to the ISO; and

                                    B. The term of the ISO shall not be greater
                           than five years from the Effective Date of Grant.

                           (ii) The holder of the ISO must remain continuously
                  employed by the Company or any subsidiary of the Company from the Effective Date of Grant until the date of exercise, unless such exercise occurs within the grace period allowed following termination of prior employment.

                           (iii) The aggregate Fair Market Value (determined at
                  the Effective Date of Grant of the ISO) of the Shares subject to all ISOs granted to an Eligible Employee under this Plan and any other plan of the Company and any parent or subsidiary of the Company, within the meaning of Section 424 of the Internal Revenue Code of 1986, as it may be amended, which first became exercisable in any calendar year shall not exceed $100,000.

                           (iv) Any Shares received pursuant to the exercise of
                  an ISO may not be sold within two years from the Effective Date of Grant, nor within one year from the date of exercise.

                  If any Option is not granted, exercised, or held pursuant to the provisions noted immediately above, it will be considered to be a Nonqualified Stock Option to the extent that any or all of the grant is in conflict with these restrictions.

                  (g) NON-TRANSFERABILITY. During the lifetime of an individual to whom an Option has been granted, such Option is not transferable and may be exercised only by such individual. Upon the death of the Eligible Employee, the Option may be transferred to the beneficiaries or heirs of the holder of the Option by will or by the laws of descent and distribution.


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                  (h) TERMINATION OF OPTIONS. An Option may be terminated as follows:

                           (i) During the period of continuous employment with
                  the Company or a Subsidiary, an Option will be terminated only if it has been fully exercised, has been surrendered upon the exercise of a related SAR or has expired by its terms. For purposes of the Plan, a leave or other to the absence approved by the Committee shall not be deemed to be termination of employment; however, in the event any such approved leave or absence exceeds ninety days, the Option may be treated as a Nonqualified Stock Option if so required by the Internal Revenue Code as it exists at such time.

                           (ii) Upon termination of employment, for any reason
                  other than death or Permanent and Total Disability, the Option will terminate at the end of the time period established by the Committee; however, in the event such time period exceeds three months, the Option may be treated as a Nonqualified Stock Option if so required by the Internal Revenue Code as it exists at such time.

                           (iii) Upon termination of employment by reason of
                  death, the Option will terminate at the end of one year following the date of death.

                           (iv) Upon termination by reason of Permanent and
                  Total Disability, the option will terminate at the end of one year following the date that the Committee determines that the Eligible Employee is suffering a Permanent and Total Disability.

                  Except as provided in Section 10 hereof, in no event will the continuation of the term of an Option beyond the date of termination of employment allow the holder of the Option, or the beneficiaries or heirs of such holder, to accrue additional rights under the Plan, or to purchase more Shares through the exercise of an Option than could have been purchased on the day that employment was terminated.

         7. STOCK APPRECIATION RIGHTS. Subject to the terms and conditions of the Plan, and such other terms and conditions as the Committee may impose, the Committee may from time to time grant SARs in connection with all or part of any Option at the time of the grant of the Option or at any time the during the term of the Option.

                  (a) RIGHT TO EXERCISE. SARs shall be exercisable at such time or times and only to the extent that the Option to which they relate shall be exercisable as set forth in this Plan or such earlier times as determined by the Committee; except that SARs granted to persons subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended ("Section 16(b) Persons"), may not be exercised within six months and one day of their Effective Date of Grant. SARS shall be exercisable only when the Fair Market Value of the Shares subject to the Option exceeds the Option Price.

                  (b) PAYMENT. Upon exercise of SARS, the holder thereof shall surrender the related option, or portion thereof, and shall be entitled to receive, without additional


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         payment of cash to the Company (except for applicable withholding taxes), payment of an amount equal to the excess of the Fair Market Value per Share, on the date of such exercise, over the Option Price per Share as provided in such Option, multiplied by the number of Shares called for by the Option, or portion thereof, which is so surrendered. Such amount shall be payable, in the sole discretion of the Committee, in cash, in Shares, or any combination thereof. If the Committee, in its sole discretion, elects to effect payment for SARs in the form of cash to 16(b) Persons, then such persons must exercise the SARs during the period beginning on the third business day following the Company's release of quarterly or annual financial statements and ending on the twelfth business day following the date of such release.

                  (c) NON-TRANSFERABILITY. An SAR is transferable only when the underlying Option is transferable and under the same conditions.

         8. PERFORMANCE SHARE AWARDS. Subject to the terms and conditions of the Plan, and such other terms and conditions as the Committee may impose, the Committee may from time to time grant Performance Share Awards to Eligible Employees. Each Performance Share shall be the equivalent of one Share. The Award of Performance Shares under the Plan shall not entitle the holder to any dividend, voting or other rights of a shareholder.

                  (a) VALUE OF PERFORMANCE SHARE AWARDS. Each Performance Share Award shall have a maximum value established by the Committee at the time of the Effective Date of Grant. In determining the value of Performance Share Awards, the Committee shall take into account an Eligible Employee's responsibility level, performance, potential and such other consideration as it deems appropriate.

                  (b) PERFORMANCE PERIODS. At the time a Performance Share Award is made, the Committee shall establish a period of time (the "Performance Period") applicable to such Award, which period shall not be less than two years. Each Performance Share Award may have a different Performance Period, at the discretion of the Committee.

                  (c) PERFORMANCE GOALS. For each Performance Period, the Committee, in its discretion, may establish performance goals. In establishing performance goals, the Committee may use any and all measures of individual, store-wide or Company-wide performance as it deems appropriate. Performance goals may vary among Eligible Employees; provided, however, that such performance goals shall state a minimum performance level below which no Performance Shares shall be issued, and a full performance level at which or about which all performance Shares shall be issued, and, in the Committee's discretion, may include intermediate levels at which specified numbers of Performance Shares shall be issued.

                  The Committee is authorized to adjust performance goals at any time during a Performance Period if it determines that such adjustments are warranted by changes in conditions, including but not limited to acquisitions or dispositions or the occurrence of other unusual, unforeseen or extraordinary events.


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                  (d) PAYMENT. At the end of each Performance Period, the holder of a Performance Share Award is entitled to receive payment of an amount, not exceeding the maximum value of the Performance Share Award, based on the achievement of performance goals for such Performance Period, as determined by the Committee. Payment shall be made in a lump sum or in installments, as prescribed by the Committee. Any payment to be made in Shares shall be based on the Fair Market Value of a Share on the payment date. No payment of Performance Shares shall be made prior to the end of a Performance Period. Shares delivered upon payment of Performance Share Awards may be authorized but unissued Shares or Shares reacquired by the Company.

                  (e) TERMINATION OF EMPLOYMENT. Except as otherwise determined by the Committee, if a holder of a Performance Share Award terminates employment with the Company or a Subsidiary for any reason other than death, disability or retirement prior to the payment of any portion of a Performance Share Award, the holder shall forfeit all rights to receive any portion of the Performance Share Award remaining unpaid at such termination. If the employment of a holder of a Performance Share Award who has been in the continuous employment of the Company or a Subsidiary since the Effective Date of Grant is terminated by reason of death, disability or retirement prior to the expiration of the Performance Period, the Performance Share Award shall be prorated for service during the Performance Period and distributed as soon as practicable following such event, subject to the discretion of the Committee to decide otherwise. Performance Shares which are forfeited, cancelled or not paid out in full may again be awarded under the Plan.

         9. RESTRICTED STOCK AWARDS. Subject to the terms and conditions of the Plan and such other terms and conditions as the Committee may impose, the Committee may from time to time authorize Restricted Stock Awards to Eligible Employees.

                  (a) RESTRICTION PERIODS. At the time a Restricted Stock Award is made, the Committee shall establish a period of time (the "Restriction Period" applicable to such Award which shall be not less than two years nor greater than five years. Each Restricted Stock Award may have a different Restriction period, at the discretion of the Committee; provided, however, that the Restriction Period applicable to a particular Restricted Stock Award shall not be changed.

                  (b) OTHER TERMS AND CONDITIONS. Shares issued in connection with a Restricted Stock Award shall be represented by a stock certificate registered in the name of the holder of such Restricted Stock Award. Until the expiration of the Restriction period the holder shall have the right to enjoy all shareholder rights with the exception that:

                           (i) The holder shall not be entitled to delivery of
                  the certificate representing the Shares.


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                           (ii) The Company may issue Shares subject to such
                  restrictive legends and/or stop transfer instructions as it deems appropriate and/or provide for retention of custody of the Shares by the Company or by an agent designated by the Company.

                           (iii) The holder may not sell, transfer, pledge,
                  exchange, hypothecate, or otherwise dispose of the Shares.

                           (iv) If the holder's continuous employment with the
                  Company or any Subsidiary shall terminate for any reason other than those specified below in paragraph (d) of this Section 9, the Restricted Stock Award shall be forfeited immediately and all rights of the holder to Shares issued in connection with a Restricted Stock Award shall terminate immediately without any further obligation on the part of the Company or a Subsidiary.

                           (v) Cash and stock dividends may be either currently
                  paid or withheld by the Company for the holder's account.

                  (c) DISTRIBUTION OF RESTRICTED STOCK AWARD. If the holder of a Restricted Stock Award remains in the continuous employment of the Company or a Subsidiary during the entire Restriction Period, upon the expiration of the Restriction Period all restrictions applicable to Shares issued in connection with the Restricted Stock Award shall lapse, and the certificate or certificates representing the Shares shall be delivered to the holder of the Restricted Stock Award.

                  (d) TERMINATION OF EMPLOYMENT. If the employment of a holder of a Restricted Stock Award who has been in the continuous employment of the Company or a Subsidiary during the entire Restriction Period is terminated by reason of death, disability or retirement prior to the expiration of the Restriction Period, the Restricted Stock Award shall be prorated for service during the Restriction Period and distributed to the holder (or in the event of the holder's death, the beneficiary) as soon as practicable following such event, subject to the discretion of the Committee to decide otherwise. Restricted Stock which is forfeited, cancelled or not paid out in full may again be awarded under the Plan.

                  (e) PAYMENT FOR RESTRICTED STOCK. A holder shall not be required to make any payment for Shares received pursuant to a Restricted Stock Award.

         10. CHANGES IN CAPITAL STRUCTURE. Options, SARS, Restricted Stock Awards, Performance Share Awards, and any agreements evidencing such Awards shall be subject to adjustment by the Committee as to the number and price of shares or other considerations subject to such Awards in the event of changes in the outstanding Shares by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any such Option or Award. In the event of any such change in the outstanding Shares, the aggregate number of Shares available under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive.


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         11. AMENDMENT OR DISCONTINUANCE OF PLAN. The Board may at any time amend, suspend, or discontinue the Plan; provided, however, that no amendments by the Board shall, without further approval of the shareholders of the Company:

                  (a) Change the class of Eligible Employees.

                  (b) Except as provided in Section 10 hereof, increase the number of Shares which may be subject to Awards granted under the Plan.

                  (c) Extend the maximum term of the Plan or of Options or Restricted Stock granted thereunder.

                  (d) Permit the granting of Awards to the individuals who are then members of the Committee.

                  (e) Permit the granting of Awards to the individuals who are then members of the Committee.

         No amendment to the Plan shall alter or impair any awards granted under the Plan without the consent of the holders thereof.

         12.      GENERAL.

                  (a) NO RIGHTS OF EMPLOYMENT. Nothing in the Plan nor in any agreement entered pursuant to the Plan shall confer upon any Eligible Employee any right to continued employment by the Company or a Subsidiary, nor shall it impair any right of the Company or a Subsidiary to terminate such employment.

                           (i) INTERPRETATION. If any provision of the Plan
                  should be held invalid or illegal for any mason, such determination shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan. Without limiting the generality of the foregoing, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors promulgated under the 1934 Act. To the extent any provision of the Plan or any action by the Committee or the Board hereunder is inconsistent with the foregoing requirement it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee or the Board. This Plan shall be governed by the laws of the State of Florida. Headings contained in the Plan are for convenience only and shall in no manner be construed as part of the Plan. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.